COCA-COLA ENTERPRISES INC.	NEWS RELEASE
CONTACT:	Scott Anthony -- Investor Relations (770) 989-3105
Laura Asman -- Media Relations (770) 989-3023

FOR IMMEDIATE RELEASE

COCA-COLA ENTERPRISES INC. ANNOUNCES

CHANGES TO ITS BOARD OF DIRECTORS

ATLANTA, December 18, 2001 -- Coca-Cola Enterprises today announced that the Company's Board of Directors has elected Gary P. Fayard and Deval L. Patrick as directors. Mr. Fayard is senior vice president and chief financial officer of The Coca-Cola Company, and Mr. Patrick is executive vice president and general counsel of The Coca-Cola Company.

The elections fill vacancies created by the retirement from the board of Joseph R. Gladden, Jr., former general counsel of The Coca-Cola Company, and the resignation of James E. Chestnut, who was recently named president of The Coca-Cola Company's Pacific Rim Group.

"Both Gary Fayard and Deval Patrick will bring new ideas and fresh perspectives to our board, and we look forward to benefiting from their insight and experience," said Lowry F. Kline, vice chairman and chief executive officer of Coca-Cola Enterprises. "We thank Joe Gladden and James Chestnut for their outstanding service on behalf of Coca-Cola Enterprises. Both have had important roles in the development and growth of our Company, and we wish them well in their future endeavors."

Coca-Cola Enterprises Inc. (NYSE: CCE) is the world's largest marketer, distributor, and producer of bottle and can liquid nonalcoholic refreshment. Coca-Cola Enterprises sells approximately 80 percent of The Coca-Cola Company's bottle and can volume in North America and is the sole licensed bottler for products of The Coca-Cola Company in Belgium, continental France, Great Britain, Luxembourg, Monaco, and the Netherlands.

# # #